EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
Racing Champions Ertl Corporation:

 We consent to the incorporation by reference in the registration statements (Nos. 333-50957, 333-50959, 333-58035, 333-58037, 333-81705, 333-91158 and 333-91236) on Form S-8 of RC2 Corporation (formerly Racing Champions Ertl Corporation) of our reports dated February 18, 2004, with respect to the consolidated balance sheets of RC2 Corporation and subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended, and the related financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of RC2 Corporation.

Our reports refer to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

March 12, 2004